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F O R  I M M E D I A T E  R E L E A S E


CONTACT:          Barry Susson                   Brendon Frey
-------           Chief Financial Officer        (203) 682-8216
                  (215) 676-6000 x362
                                       OR
OF:               Deb Shops, Inc.                Integrated Corporate Relations
--                9401 Blue Grass Road           450 Post Road East
                  Philadelphia, PA  19114        Westport, CT  06880

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                 DEB SHOPS, INC. REPORTS OCTOBER, THIRD QUARTER

                             AND YEAR-TO-DATE SALES


             ANNOUNCES APPOINTMENT OF VICE PRESIDENT OF REAL ESTATE

Philadelphia - November 3, 2005 - Deb Shops, Inc. (Nasdaq: DEBS) today reported that comparable store sales increased 12.8% in October 2005 as compared to October 2004. Total sales increased 13.3% to $25.9 million from $22.9 million in October 2004.

For the quarter ended October 31, 2005, comparable store sales increased 9.8% and total sales increased 10.5% to $83.2 million from $75.2 million for the prior year quarter. During the nine-month period ended October 31, 2005, comparable store sales increased 7.1% and total sales increased 7.0% to $236.4 million from $220.8 million for the prior year period.

The Company reports financial results on the calendar month, therefore, differences in timing will occur when comparing Deb Shops' results to those of retailers reporting on a 4-5-4 calendar. During the month of October 2005, there were four Fridays compared to five Fridays in October 2004.

The Company also announced today that John DeAngelis has been appointed Vice President of Real Estate, effective November 1, 2005. Prior to joining Deb Shops, Mr. DeAngelis spent eight years with Dress Barn, most recently as the Assistant Vice President of Real Estate. Overall, Mr. DeAngelis has more than 13 years experience in retail real estate.

Marvin Rounick, President and CEO of Deb Shops stated, "We are very pleased to strengthen our real estate team with the addition of Mr. DeAngelis. We expect his experience in site selection and lease negotiation to be extremely valuable to us as we look forward to locating and opening new stores."

For the remainder of fiscal year 2006, Deb Shops, Inc. will report monthly sales according to the following calendar:

Month End                                   Reporting Date
---------                                   --------------
November 2005                               December 8, 2005*
December 2005                               January 5, 2006
January 2006                                February 2, 2006

*Denotes dates that differ from reporting dates under the 4-5-4 calendar.





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Deb Shops, Inc. is a national specialty retailer of fashionable apparel, shoes and accessories for juniors in both regular and plus sizes. The Company operates 328 specialty apparel stores in 41 states under the DEB and Tops `N Bottoms names.

The Company has made in this release, and from time to time may otherwise make, "forward-looking statements" (as that term is defined under federal securities laws) concerning the Company's future operations, performance, profitability, revenues, expenses, earnings and financial condition. This release includes, in particular, forward-looking statements regarding expectations of future performance, store openings and closings and other matters. Such forward-looking statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors. Such factors may include, but are not limited to, the Company's ability to improve or maintain sales and margins, respond to changes in fashion, find suitable retail locations and attract and retain key management personnel. Such factors may also include other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A for the fiscal year ended January 31, 2005. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                       END